Exhibit 10.19

STANDARDAERO, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of StandardAero, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, except as otherwise set forth on Exhibit A hereto or unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company and subject to any limits on non-employee director compensation set forth in the Equity Plan (as defined below). This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for equity compensation previously granted to a Non-Employee Director.

This Program shall become effective on the date (the “Effective Date”) of the effectiveness of the Company’s Registration Statement on Form S-1 relating to the initial public offering of common stock (the “IPO”), subject to the closing of such offering.

CASH COMPENSATION

The schedule of annual cash retainers (the “Annual Retainers”) for the Non-Employee Directors is as follows:

Position	Amount
Base Board Fee	$100,000
Non-Executive Chair of the Board	$125,000
Lead Independent Director	$40,000
Chair of Audit Committee	$25,000
Chair of Compensation Committee	$20,000
Chair of Nominating and Corporate Governance Committee	$15,000

For the avoidance of doubt, the Annual Retainers in the table above are additive and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves, provided that a Non-Employee Director shall not concurrently earn both an Annual Retainer for serving as the Non-Executive Chair of the Board and an Annual Retainer for serving as Lead Independent Director positions. The Annual Retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position, for an entire calendar quarter, the Annual Retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable. In addition, the Annual Retainers will be prorated for the first calendar quarter in which the Effective Date occurs, which proration will be based on the number of days of the calendar quarter remaining in such quarter after the Effective Date.

EQUITY COMPENSATION

Each Non-Employee Director shall be granted Restricted Stock Units (as defined in the Equity Plan) as set forth in this Program. The Restricted Stock Units shall be granted under and subject to the terms and provisions of the Company’s 2024 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (as amended and/or restated, the “Equity Plan”) and shall be subject to an award agreement, including attached exhibits, in substantially the form previously approved by the Board.

For purposes of this Program, the “Reference Price” shall mean the average closing sales price of one share of Common Stock over the most recent 30 trading days as of and including the grant date, or the last preceding trading day if the date of grant is not a trading day.

A. Initial RSU Awards.

1. Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date and other than on the date of a regular annual meeting of the Company’s stockholders (an “Annual Meeting”) shall be granted an “Initial RSU Award” on the date of such initial election or appointment (or, if later, as of immediately following the effectiveness of the Form S-8 Registration Statement filed in connection with the IPO) which will consist of a number of Restricted Stock Units on the date of such initial election or appointment determined by dividing the Pro-Rated Annual Award (as defined below) by the Reference Price.

2. For purposes of this Program, the “Pro-Rated Annual Award” means the product determined by multiplying (A) $175,000, by (B) the Pro-Ration Factor. The “Pro-Ration Factor” shall mean a fraction (not to exceed 1.0) (i) the numerator of which is equal to (x) 365 minus (y) the number of days since the most recent Annual Meeting as of the Non-Employee Director’s date of election or appointment and (ii) the denominator of which is 365, provided that if an Annual Meeting has not occurred as of the date of such initial election or appointment, the “Pro-Ration Factor” shall mean a fraction, the numerator of which is equal to the number of full calendar days from the date of such initial election or appointment until May 1, 2025 and the denominator of which is equal to 365.

3. No Non-Employee Director shall be granted more than one Initial RSU Award, and no Non-Employee Director who is serving on the Board on the Effective Date shall be granted an Initial RSU Award.

B. Subsequent RSU Awards. A Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board as of the date of any Annual Meeting after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted a “Subsequent RSU Award” on the date of such Annual Meeting, which will consist of a number of Restricted Stock Units (rounded down to the nearest whole number) equal to (i) $175,000 divided by (ii) the Reference Price.

C. Terms of Restricted Stock Units Granted to Non-Employee Directors.

1. Initial RSU Awards. Each Initial RSU Award shall vest in a single installment on the earlier of (i) the day immediately prior to the date of the next Annual Meeting occurring after the date of grant or (ii) the first anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through such vesting date.

2. Subsequent RSU Awards. Each Subsequent RSU Award shall vest in a single installment on the earlier of (i) the day immediately prior to the date of the next Annual Meeting occurring after the date of grant or (ii) the first anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through such vesting date.

3. Forfeiture of RSU Awards; Change in Control Vesting. Unless the Board otherwise determines, any portion of an Initial RSU Award or Subsequent RSU Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested. All of a Non-Employee Director’s Initial RSU Awards and Subsequent RSU Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time, subject to the Non-Employee Director continuing in service as a Non-Employee Director through such vesting date.

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Exhibit A

Excluded Directors

1. Douglas V. Brandely

2. Ian Fujiyama

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